Exhibit 99.1

Press Release
April 19, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Significantly Stronger Earnings for First Quarter 2010

FORT WAYNE, INDIANA, April 19, 2010— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced net income of $65 million for the first quarter of 2010, or $0.29 per diluted share, compared to net income of $27 million, or $0.12 per diluted share, in the fourth quarter of 2009. These results show a marked improvement compared to a net loss of $88 million, or $0.48 per diluted share, for the first quarter of 2009.

First quarter net sales of $1.6 billion were 32 percent higher than net sales of $1.2 billion in the fourth quarter of 2009, and 91 percent higher than net sales of $815 million in the first quarter of 2009. Sequentially, shipping volumes in all operations except fabrication increased from the fourth quarter, and were significantly higher than the year-ago quarter. Steel shipments for the first quarter were 1.4 million tons, 20 percent higher than the fourth quarter. Steel segment profit margins came under slight pressure as SDI’s average scrap cost per net ton charged increased $56 compared to the fourth quarter, while average external steel selling prices for the first quarter increased $50 per ton to $736 from $686 per ton in the fourth quarter. In metals recycling, OmniSource’s ferrous metals shipments were 1.2 million gross tons, up 15 percent from the fourth quarter, and nonferrous shipments were 238 million pounds, up 17 percent from the fourth quarter.

“In the first quarter, the company’s steel operations gained momentum, producing operating income of $138 million, or $99 per ton shipped, while OmniSource, which benefitted from increased volumes and higher scrap prices, achieved operating income of $43 million during the quarter,” said Keith Busse, Chairman and CEO. “As we continue to compete aggressively for orders, our employees have moved quickly to ramp up production as opportunities arise, shipping quality products to meet customer needs while doing an excellent job in controlling costs.

“The first quarter’s strength in steel operations centered on sheet products and special-bar-quality (SBQ) steels. The Flat Roll Division ran at capacity in the first quarter while The Techs approached 85 percent utilization. Both continue to have strong order books. Demand for SBQ strengthened dramatically in February and continued in March, which has resulted in the strongest order backlog in the history of the Engineered Bar Products Division. We also have seen sequential improvement in backlogs in our other long-products steel businesses, but the structural steel market still remains very challenging as non-residential construction remains weak. We have been successful offsetting some of this weakness by serving new customers with new products. At our largest long-products division, Structural and Rail, we have achieved recent success in rail development and have obtained customer certification for our AREMA Standard Strength rail and for welded rail. We expect the volume of rail shipments to grow progressively through the year.

“In our Ferrous Resources platform,” Busse continued, “we are very excited about the progress made at the new Mesabi Nugget plant in the first quarter. Our goal is to achieve self-sufficiency of iron supply for our steel operations as Mesabi Nugget production increases and complements the current supply of iron from our Iron Dynamics operation. With the rapid progress being made, we are gaining confidence that we will achieve that goal by 2011.

“The fine-tuning of the nugget-production process is going very well. After producing the first batch of nuggets early in January, the Mesabi Nugget team on February 23 made the first shipments of iron nuggets to our Flat Roll steel mill at Butler, Indiana. During the quarter, the plant shipped 7,200 metric tons of nuggets to Butler. Production should ramp up to about 12,000 metric tons in April alone, as good progress continues to be made. This progress is important to the company as we are reducing our dependence on imported pig iron,” Busse said.

“As noted during our February conference call, we found it necessary to replace some of the conveyor systems at the nugget plant with improved designs. As a result of costs related to installing the equipment and incurring downtime while making the changes, the plant’s operating loss for the quarter exceeded our initial estimate. The impact to the company in the first quarter was an $11 million loss before tax effect.

“In Metals Recycling, OmniSource benefitted in the first quarter from stronger flows of raw materials and greater demand for processed metals. Volumes of ferrous scrap increased during the first quarter for both industrial and obsolete grades of scrap. Ferrous scrap prices steadily increased from November 2009 through March 2010, with prompt industrial grades gaining about 69 percent and #2 shredded scrap gaining 64 percent over that period. Nonferrous metals continued to make a strong contribution to OmniSource’s operating income as a result of higher pricing and stronger volumes.

“A gradually improving economy with moderate strengthening of steel demand is resulting in firmer order backlogs for our mills, which also implies continued better conditions for the scrap markets. However, we have not yet seen signs of a significant rebound in our construction-related businesses, which means these operations will likely continue to negatively impact our results. Overall, though, we now see a more stable and positive outlook for the coming quarter and second half of 2010,” Busse said.

First Quarter 2010 Operating Segment Information

The following highlights first quarter 2010 results for each of SDI’s three primary operating segments. These operating results exclude profit-sharing costs and amortization related to each of the respective segment’s intangible assets.

Steel Operations. Net sales for Steel Operations for the first quarter (including intra-segment and intra-company sales) were $1 billion, which represented 63 percent of the company’s external sales. This segment includes five steel mills and related steel processing facilities, including The Techs. SDI’s five steel mills produce a wide variety of flat-rolled and long steel products. The Techs produce galvanized steel sheet using steel that is sourced primarily from third parties.

First quarter 2010 Steel Operations shipments were 1.4 million tons, of which 960,000 tons were flat-rolled steel shipments. Based on tons shipped, including the steel shipments made by The Techs, flat-rolled products accounted for 68 percent of first quarter steel segment shipments, 11 percent was structural steel and rail products, 9 percent was engineered bars, 8 percent was merchant bars, and 4 percent related to Steel of West Virginia. First quarter operating income for the steel segment was $138 million, or $99 per ton shipped, compared to an operating income of $93 per ton in the fourth quarter of 2009.

The first quarter’s average external selling price per ton for Steel Operations was $736, an increase of $50 per ton from $686 in the fourth quarter of 2009 and an increase of $6 per ton from the year-ago quarter. The average cost of ferrous scrap per net ton charged increased $56 compared to the fourth quarter.

Metals Recycling and Ferrous Resources. This segment includes OmniSource Corporation (collection, processing, and trading of ferrous and non-ferrous metals), Iron Dynamics (a scrap-substitute operation that produces pig iron for use by the Flat Roll Division), SDI’s 81 percent interest in Mesabi Nugget (which produces iron nuggets for mini-mill steelmaking and is co-owned by Kobe Steel, Ltd.), and expenses related to Mesabi Mining (a wholly owned iron mining unit that is awaiting approval of mining permits before it can begin operation).

The segment’s net sales for the first quarter of 2010 were $756 million (including intra-company), which represented 34 percent of SDI’s first quarter external sales. The operating income for this segment was $32 million. OmniSource’s stand-alone first quarter operating income on the same basis was $43 million.

For the first quarter, OmniSource’s total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 1.2 million gross tons, 15 percent higher than the fourth quarter of 2009 and 89 percent higher than the year-ago quarter. Non-ferrous scrap shipments for the first quarter of 2010 were 238 million pounds, 17 percent higher than the fourth quarter of 2009 and 25 percent higher than the year-ago quarter.

During the first quarter, the company’s scrap operations supplied 519,000 gross tons of ferrous scrap to SDI’s Steel Operations, which was 42 percent of the total tonnage of ferrous scrap OmniSource shipped and was 46 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations. Steel Fabrication Operations consist of the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking that is used in the construction of non-residential buildings. First quarter net sales were $24 million (including intra-company), or 2 percent of SDI’s first quarter external sales. New Millennium reported an operating loss of $7 million for the quarter. First quarter shipments totaled 26,000 tons, 15 percent lower than the fourth quarter of 2009 and 43 percent lower than the year-ago quarter.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, April 20, 2010, at 9:30 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss first quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590 f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Net sales	$1,555,790	$814,650	$1,179,802
Costs of goods sold	1,345,308	855,277	1,025,629
Gross profit (loss)	210,482	(40,627)	154,173

Selling, general, and administrative expenses	57,160	57,320	61,002
Profit sharing	9,444	(42)	2,570
Amortization of intangible assets	11,581	15,698	12,199
Operating income (loss)	132,297	(113,603)	78,402

Interest expense, net capitalized interest	37,515	36,251	33,546
Other income, net	(3,081)	(748)	(1,463)
Income (loss) before income taxes	97,863	(149,106)	46,319

Income taxes (benefit)	34,474	(59,332)	19,773
Net income (loss)	63,389	(89,774)	26,546
Net loss attributable to non-controlling interests	1,580	1,912	105
Net income (loss) attributable to Steel Dynamics, Inc.	$64,969	$(87,862)	$26,651

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.30	$(.48)	$.12

Weighted average common shares outstanding	216,284	182,000	215,749

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.29	$(.48)	$.12

Weighted average common shares and equivalents outstanding	234,659	182,000	234,194

Dividends declared per share	$.075	$.100	$.075

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Steel Operations*

Shipments (net tons)
Flat Roll Division	749,258	303,938	645,679
Structural and Rail Division	155,349	129,555	116,695
Engineered Bar Products Division	125,059	71,540	88,524
Roanoke Bar Division	109,186	76,610	93,212
Steel of West Virginia	53,405	43,124	47,118
The Techs	210,545	118,359	178,580
Combined	1,402,802	743,126	1,169,808
Intra-segment	(11,087)	(14,361)	(7,431)
	1,391,715	728,765	1,162,377
Intra-company	(70,866)	(37,651)	(60,236)
External	1,320,849	691,114	1,102,141
Production (excluding The Techs)	1,191,138	702,317	996,834

Net sales
Combined	$1,018,548	$535,184	$789,960
Intra-segment	(6,052)	(8,070)	(3,995)
	1,012,496	527,114	785,965
Intra-company	(39,929)	(22,072)	(29,887)
External	$972,567	$505,042	$756,078

Operating income (loss) before amortization of intangibles	$137,669	$(65,022)	$107,757
Amortization of intangibles	(2,931)	(3,189)	(2,931)
Operating income (loss)	$134,738	$(68,211)	$104,826

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,230,075	651,669	1,074,059
Intra-company	(519,306)	(191,744)	(449,230)
External	710,769	459,925	624,829
Non-ferrous metals shipments (thousands of pounds)
Combined	238,245	190,394	202,838
Intra-company	(2,194)	—	—
External	236,051	190,394	202,838

Mesabi Nugget shipments (metric tons)	7,179	—	—

Iron Dynamics shipments (metric tons)
Liquid pig iron	46,428	37,400	36,289
Hot briquetted iron	11,372	18,440	12,825
Other	698	611	675
Intra-company	58,498	56,451	49,789

Net sales
Combined	$756,303	$296,408	$521,554
Intra-company	(224,240)	(58,702)	(143,386)
External	$532,063	$237,706	$378,168

Operating income (loss) before amortization of intangibles	$32,436	$(12,204)	$(2,545)
Amortization of intangibles	(8,302)	(11,943)	(8,865)
Operating income (loss)	$24,134	$(24,147)	$(11,410)

Steel Fabrication***

Shipments (net tons)
Combined	25,678	45,278	30,066
Intra-company	(19)	(15)	(200)
External	25,659	45,263	29,866

Net sales
Combined	$23,998	$60,807	$27,245
Intra-company	(37)	(22)	(311)
External	$23,961	$60,785	$26,934

Operating income (loss) before amortization of intangibles	$(6,549)	$3,225	$(6,173)
Amortization of intangibles	(31)	(165)	(31)
Operating income (loss)	$(6,580)	$3,060	$(6,204)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**

Metals Recycling and Ferrous Resources Operations include OmniSource metals recycling operations, as well as Iron Dynamics’ (IDI) pig iron substitute production facility (all IDI shipments are consumed internally) and Mesabi Nugget iron nugget production facililty (all Mesabi shipments, which began in 2010, were consumed internally).

***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$225,506	$9,008
Accounts receivable, net	649,732	426,592
Inventories	900,889	852,831
Deferred income taxes	21,585	21,492
Income taxes receivable	124,950	137,024
Other current assets	12,091	9,856
Total current assets	1,934,753	1,456,803

Property, plant and equipment, net	2,240,375	2,254,050

Restricted cash	10,547	12,595

Intangible assets, net	522,245	533,510

Goodwill	756,624	758,259

Other assets	117,578	114,655
Total assets	$5,582,122	$5,129,872

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$390,312	$262,285
Income taxes payable	30,723	5,664
Accrued expenses	202,961	156,570
Accrued profit sharing	9,682	2,860
Senior secured revolving credit facility, matures 2012	—	167,000
Other current maturities of long-term debt	6,333	1,182
Total current liabilities	640,011	595,561

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	—
Other long-term debt	62,364	67,072
Total long-term debt	2,399,864	2,054,572

Deferred income taxes	423,395	416,468

Other liabilities	60,957	60,006

Commitments and contingencies

Stockholders’ equity
Common stock	630	629
Treasury stock, at cost	(728,489)	(730,857)
Additional paid-in capital	978,090	972,985
Retained earnings	1,794,247	1,745,511
Total Steel Dynamics, Inc. stockholders’ equity	2,044,478	1,988,268
Non-controlling interests	13,417	14,997
Total stockholders’ equity	2,057,895	2,003,265
Total liabilities and stockholders’ equity	$5,582,122	$5,129,872

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2010	2009

Operating activities:
Net income (loss) attributable to Steel Dynamics, Inc.	$64,969	$(87,862)

Adjustments to reconcile net income (loss) attributable to Steel Dynamics, Inc. to net cash provided by operating activities:
Depreciation and amortization	56,272	56,963
Equity-based compensation	2,769	8,579
Deferred income taxes	8,468	7,695
Non-controlling interests	(1,580)	(1,912)
Changes in certain assets and liabilities:
Accounts receivable	(223,140)	141,093
Inventories	(48,058)	193,097
Accounts payable	118,217	(34,054)
Income taxes receivable/payable	37,133	(11,261)
Other working capital	57,692	(57,643)
Net cash provided by operating activities	72,742	214,695

Investing activities:
Purchase of property, plant and equipment	(30,684)	(74,338)
Other investing activities	504	(3,223)
Net cash used in investing activities	(30,180)	(77,561)

Financing activities:
Issuance of current and long-term debt	544,550	237,059
Repayment of current and long-term debt	(351,330)	(358,666)
Debt issuance costs	(6,538)	(453)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	3,454	(2,058)
Contribution from non-controlling investor	—	5,000
Dividends paid	(16,200)	(18,182)
Net cash provided by (used in) financing activities	173,936	(137,300)

Increase (decrease) in cash and equivalents	216,498	(166)
Cash and equivalents at beginning of period	9,008	16,233

Cash and equivalents at end of period	$225,506	$16,067

Supplemental disclosure information
Cash paid for interest	$3,769	$11,984
Cash paid (received) for federal and state income taxes, net	$(13,010)	$(55,430)